Exhibit 99.1

FOR IMMEDIATE RELEASE

For information, contact:
Tyler Langton, SVP of Investor Relations
October 9, 2023	Century Communities, Inc.
303.268.8345
Tyler.Langton@centurycommunities.com

Headline:
Century Communities Elects Elisa Zúñiga Ramírez to Board of Directors

Subhead:
Ms. Zúñiga Ramírez brings over 30 years of experience to the top 10 national builder

GREENWOOD VILLAGE, Colo., October 9, /PRNewswire/ -- Century Communities, Inc. (NYSE: CCS)—a top 10 national homebuilder, industry leader in online home sales, and the highest-ranked homebuilder on Newsweek’s list of America’s Most Trustworthy Companies 2023—is pleased to announce the election of Elisa Zúñiga Ramírez as a new Independent Director to its Board, effective October 16, 2023.
Caption: Elisa Zúñiga Ramírez | Independent Director, Century Communities Board
Ms. Zúñiga Ramírez has over 30 years of experience in institutional investing with a proven history of value creation. Until her retirement in 2020, she was a Principal and Senior Portfolio Manager at Segall Bryant & Hamill, an employee-owned asset manager with $25 billion of assets under management, and was previously a Partner and Senior Portfolio Manager at Denver Investments LLC. In addition to her portfolio management responsibilities, Ms. Zúñiga Ramírez covered numerous sectors and industries, including Consumer Cyclicals and Homebuilders.

Today, she is contributing her finance, audit, ESG and governance expertise to public and private boards. Ms. Zúñiga Ramírez serves as Independent Director, Chair of the ESG Committee, and Audit Committee member of Peoples Financial Services Corporation, and as an Independent Director and Audit Committee member of the Trust for Professional Managers, a $15 billion U.S. Bancorp Master Series Trust. Additionally, she is a graduate of Boardbound by Women’s Leadership Foundation and is an NACD Certified Director.

“We are pleased to welcome Lisa to our Board of Directors,” said Dale Francescon, Chairman and Co-Chief Executive Officer. “Lisa’s significant finance, ESG, risk management and corporate strategy experience will further strengthen the expertise of our Board.”

“Lisa’s deep knowledge of the Consumer sector, including the homebuilding industry, experience in institutional investing and proven history of value creation will be invaluable as we look to further grow the Company, drive strong returns and maximize long-term value creation for Century’s shareholders,” said Rob Francescon, Co-Chief Executive Officer and President.

About Century Communities:
Century Communities, Inc. (NYSE: CCS) is one of the nation’s largest homebuilders, an industry leader in online home sales, and the highest-ranked homebuilder on Newsweek's list of America's Most Trustworthy Companies 2023. Through its Century Communities and Century Complete brands, its mission is to build attractive, high-quality homes at affordable prices to provide its valued customers with A HOME FOR EVERY DREAM®. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Company operates in 18 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

# # #